As filed with the Securities and Exchange Commission on May 19, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

SCHERING-PLOUGH CORPORATION
(Exact name of registrant as specified in its charter)

New Jersey	22-1918501
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
2000 Galloping Hill Road
Kenilworth, NJ 07033
(Address of Principal Executive Offices)

Schering-Plough Corporation Directors Compensation Plan
Schering-Plough Corporation 2006 Stock Incentive Plan
Schering-Plough Employees’ Savings Plan
(Full title of the plan)

Susan Ellen Wolf
Corporate Secretary, Vice President, Corporate Governance and Associate General Counsel
Schering-Plough Corporation
2000 Galloping Hill Road
Kenilworth, NJ 07033
(Name and address of agent for service)
(908) 298-4000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to be		Proposed Maximum	Proposed Maximum	Amount of
to be Registered (1)	Registered		Offering Price	Aggregate Offering Price	Registration Fee
Common Shares, par value $0.50 per share (2)	100,000,000	(3)	$19.55(4)	$1,955,000,000	$209,185
Directors Deferred Compensation Obligations (5)	$25,000,000		100%	$25,000,000	$2,675

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Schering-Plough Employees’ Savings Plan.

(2)	Includes one attached Preferred Share Purchase Right per share.

(3)	Of the 100,000,000 Common Shares covered by this Registration Statement, 1,000,000 are issuable under the Schering-Plough Corporation Directors Compensation Plan, 92,000,000 are issuable under the Schering-Plough Corporation 2006 Stock Incentive Plan and 7,000,0000 are issuable under the Schering-Plough Employees’ Savings Plan. In addition, pursuant to Rule 416, this registration statement shall also cover additional Common Shares that may become issuable under the Plans by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration that results in an increase in the number of the Registrant’s outstanding Common Shares.

(4)	The price shown is the average of the high and low prices of the Common Stock on the New York Stock Exchange consolidated reporting system on May 15, 2006 in accordance with Rules 457(c) and 457(h), and is estimated solely for the purpose of calculating the registration fee.

(5)	The Directors Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred compensation in the future pursuant to a non-employee directors’ deferral of annual directors fees in accordance with the terms of the Schering-Plough Corporation Directors Compensation Plan.
As permitted by Rule 429 under the Securities Act of 1933, this Registration Statement constitutes a post-effective amendment to the Registrant’s registration statements numbered 333-105567 and 333-91440 on Form S-8.

PART II
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated by reference in this Registration Statement:
(a)	The Registrant’s latest Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Commission on February 28, 2006;

(b)	The Registrant’s latest Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006 filed with the Commission on April 27, 2006;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on April 20, 2006 and March 15, 2006;

(d)	The information contained in the Registrant’s 2006 Proxy Statement on Schedule 14A filed with the Commission on March 22, 2006;

(e)	The description of the Registrant’s Common Shares, par value $0.50 per share, contained in the Registrant’s Registration Statement on Form 8-A dated March 16, 1979 for registration of such Common Shares under the Exchange Act, and any amendment or report filed for the purpose of updating such description;

(f)	The description of the Registrant’s Preferred Share Purchase Rights contained in the Registrant’s Registration Statement on Form 8-A dated June 30, 1997 for registration of such rights under the Exchange Act, and any amendment or report filed for the purpose of updating such description; and

(g)	The Schering-Plough Employees’ Savings Plan’s 2004 Report on Form 11-K filed on June 28, 2005.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
     The securities being registered under this Registration Statement include (1) common shares of the Registrant, par value $0.50 per share (the “Common Shares”), including attached Preferred Share Purchase Rights (the “Rights”) and (2) obligations of the Registrant under the Schering-Plough Corporation Directors Compensation Plan (the “Directors Plan”) to pay in the future that value amounts credited to participants’ directors fee deferral accounts (“Deferral Accounts”) in accordance with the terms of the Directors Plan (the “Directors Deferred Compensation Obligations”). A description of the Registrant’s Common Shares and Rights is incorporated by reference in this Registration Statement pursuant to Item 3 above. A description of the Directors Deferred Compensation Obligations follows.
     Under the Directors Plan, non-employee directors of the Registrant may elect to defer receipt of all or a portion of their annual directors fees, which are otherwise payable approximately one-third in Common Shares and two-thirds in cash. Fee deferrals are credited to unfunded and unsecured Deferral Accounts maintained by the Registrant on behalf of participants. Deferrals of the Common Share portion of the annual directors fee are credited to a share deferral sub-account as deferred stock units (“DSUs), which are valued by reference to Common Shares and are credited with dividends equivalents at the same time and in the same amount as dividends on Common Shares. Deferrals of the cash portion of the annual directors fee are credited to a cash deferral sub-account. At the participant’s election, amounts credited to the cash deferral sub-account can be deemed invested in either a Simple Interest Fund, which earns interest at a pre-selected commercial interest rate, or as DSUs in a DSU Fund, which are substantially identical to the DSUs credited under the share deferral sub-account. Deemed investments of a participant Deferral Account in either the DSU Fund or the Simple Interest Fund are for accounting purposes only (as if the deferred compensation had been so invested) and no investments will actually be made in any such Funds. Since no fee deferrals actually will be invested in any investment fund, participants will not have any ownership interest in any investment fund or in their Deferral Accounts.
     The Directors Deferred Compensation Obligations are unsecured general obligations of the Registrant to pay in the future the value of the Deferral Accounts adjusted to reflect the performance of the applicable measurement investment funds in accordance with the terms of the Directors Plan. The Directors Deferred Compensation Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding and are, therefore, subject to the risks of the Registrant’s insolvency. The Registrant is not required to fund or otherwise segregate assets to be used for the payment of the Directors Deferred Compensation Obligations.
     When a participant becomes entitled to payment of the Directors Deferred Compensation Obligations, the participant will be paid an amount in cash equal to the balance of the cash credits in the participant’s Simple Interest Fund and will be issued a number of whole Common Shares equal to the number of whole Deferred Stock Units credited to the participant’s DSU Fund; any fractional DSUs will be paid in cash. Payments of Directors Deferred Compensation Obligations will begin on the payment commencement date elected by the participant at the time he or she elects to make a fee deferral.

     Participants may elect to receive payment of the Directors Deferred Compensation Obligations under the Directors Plan commencing either: (i) upon termination of Board membership, (ii) on a specified anniversary of the termination of Board membership (up to the 15th anniversary), (iii) upon attaining a specified age, (iv) on any other specified date, (v) upon the earlier of termination of Board membership or the attainment of a specified age or date, (vi) upon the later of termination of Board membership or the attainment of a specified age or date, or (vii) upon the earlier of becoming disabled or any of the other permissible payment dates under the Directors Plan. Payments are made in a simple lump sum or in either 5, 10 or 15 annual installments, as elected by the participant at the time he or she elects to make a fee deferral. Generally, once the participant elects a payment commencement date and method of payment, payment of the Directors Deferred Compensation Obligations may not be accelerated, except in the case of the participant’s death, a change in control of the Registrant or in the event of an unforeseeable financial emergency as determined by the Nominating and Corporate Governance Committee of the Registrant’s Board of Directors.
     The Directors Deferred Compensation Obligations cannot be assigned, alienated, pledged or encumbered, and are not convertible into any security of the Registrant, except that amounts credited as DSUs under the share deferral sub-account or DSU Fund under the cash deferral sub-account are paid in Common Shares at the time of distribution.
     The Registrant’s Board of Directors may amend the Directors Plan at any time, except that certain amendments (e.g., amendments that materially modify eligibility or the number of Common Shares issuable under the Directors Plan) will not become effective until approved by the Registrant’s shareholders.
Item 5. Interests of Named Experts and Counsel.
     The validity of the securities being registered hereby has been passed upon for the Registrant by Susan Ellen Wolf, Corporate Secretary, Vice President, Corporate Governance and Associate General Counsel of the Registrant. Ms. Wolf is an officer of the Registrant and beneficially owns Common Shares and holds options to purchase additional Common Shares. Ms. Wolf is eligible to participate in the Schering-Plough Corporation 2006 Stock Incentive Plan and the Schering-Plough Employees’ Saving Plan and may receive benefits under those Plans.
Item 6. Indemnification of Directors and Officers.
     The Registrant is organized under the laws of the State of New Jersey. The New Jersey Business Corporation Act provides that a New Jersey corporation has the power to indemnify its directors, officers, employees and other agents against expenses and liabilities in connection with any proceeding involving such person by reason of his/her being or having been a director, officer, employee or other agent, other than a proceeding by or in the right of the corporation, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his/her conduct was unlawful. Expenses incurred by a director, officer, employee or other agent in connection with a proceeding may be, under certain circumstances, paid by the corporation before the final disposition of the proceeding as authorized by the board of directors. The power to indemnify and pay expenses under the New

Jersey Business Corporation Act does not exclude other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director, officer, employee or other agent of the corporation may be entitled to under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided that no indemnification is permitted to be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that his/her acts or omissions were in breach of his/her duty of loyalty to the corporation or its shareholders, were not in good faith or involved a violation of the law, or resulted in the receipt of such person of an improper personal benefit.
     The New Jersey Business Corporation Act further provides that a New Jersey corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent against any expenses incurred in any proceeding and any liabilities asserted against him/her by reason of his/her being or having been a director, officer, employee or other agent, whether or not the corporation would have the power to indemnify him/her against such expenses and liabilities under the New Jersey Business Corporation Act.
     The Registrant’s Certificate of Incorporation provides that directors and officers of the Registrant shall not be personally liable (in the case of officers, for the duration of any time permitted by law) to the Registrant or its shareholders for damages for breach of any duty owed to the Registrant or its shareholders, except for liability for any breach of duty based upon an act or omission (i) in breach of such persons’ duty of loyalty to the Registrant or its shareholders, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such persons of an improper personal benefit.
     The Certificate of Incorporation of the Registrant also provides that each person who was or is made a party or is threatened to be made a party to or who is involved in any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, or any appeal therein or any inquiry or investigation which could lead to such action, suit or proceeding (a “proceeding”), by reason of his/her being or having been a director, officer, employee, or agent of the Registrant or of any constituent corporation absorbed by the Registrant in a consolidation or merger, or by reason of his/her being or having been a director, officer, trustee, employee or agent of any other corporation (domestic or foreign) or of any partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise (whether or not for profit), serving as such at the request of the Registrant or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent, shall be indemnified and held harmless by the Registrant to the fullest extent permitted by the New Jersey Business Corporation Act, as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than said Act permitted prior to such amendment), from and against any and all reasonable costs, disbursements and attorneys’ fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties, incurred or suffered in connection with any such proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his/her heirs, executors, administrators and assigns; provided, however, that, the Registrant shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was specifically authorized by the Board of Directors of the Registrant.

     The Certificate of Incorporation provides that such right to indemnification shall be a contract right and shall include the right to be paid by the Registrant the expenses incurred in connection with any proceeding before the final disposition of such proceeding as authorized by the Board of Directors; provided, however, that, if the New Jersey Business Corporation Act so requires, the payment of such expenses before the final disposition of a proceeding shall be made only upon receipt by the Registrant of an undertaking, by or on behalf of such director, officer, employee, or agent to reimburse the amounts so paid if it is not ultimately determined that such person is entitled to be indemnified under the Certificate of Incorporation or otherwise. The right to indemnification and payment of expenses provided by or granted pursuant to the Certificate of Incorporation shall not exclude or be exclusive of any other rights to which any person may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise, provided that no indemnification shall be made to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that such person has not met the applicable standard of conduct required to be met under the New Jersey Business Corporation Act.
     The Registrant may purchase and maintain insurance on behalf of any director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expenses incurred in any proceeding and any liabilities asserted against him/her by reason of such person’s being or having been such a director, officer, employee or agent, whether or not the Registrant would have the power to indemnify such person against such expenses and liabilities under the provisions of the Certificate of Incorporation or otherwise. The Registrant maintains such insurance on behalf of its directors and officers.
     The foregoing statements are subject to the detailed provisions of the New Jersey Business Corporation Act and the Registrant’s Certificate of Incorporation.
Item 7. Exemptions from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
The following exhibits are filed as part of this Registration Statement:

4.1	Schering-Plough Corporation Directors Compensation Plan (incorporated by reference to Exhibit J to the Registrant’s 2006 Proxy Statement on Schedule 14A filed with the Commission on March 22, 2006)

4.2	Schering-Plough Corporation 2006 Stock Incentive Plan (incorporated by reference to Exhibit K to the Registrant’s 2006 Proxy Statement on Schedule 14A filed with the Commission on March 22, 2006)

4.3	Schering-Plough Employees’ Savings Plan (as amended and restated)

5	Opinion of Susan Ellen Wolf, Esq. as to the legality of the securities being registered

15	Letter of Deloitte & Touche LLP regarding unaudited interim financial information

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Susan Ellen Wolf, Esq. (included in Exhibit 5)

24	Powers of Attorney (included as part of the signature pages)
Item 9. Undertakings.
A.	The Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (A)(1)(a) and (A)(1)(bi) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.	The Registrant further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

S I G N A T U R E S
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kenilworth, State of New Jersey, on May 19, 2006.

SCHERING-PLOUGH CORPORATION
By:	/s/ Steven H. Koehler
Steven H. Koehler
Vice President and Controller

Power of Attorney
     Each person whose signature appears below constitutes and appoints Robert Bertolini, Steven H. Koehler and Susan Ellen Wolf, and each of them, his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement and any and all related registration statements necessary to register additional securities, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto such attorneys in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on May 19, 2006.

Signature	Title

/s/ Fred Hassan Fred Hassan	Chairman of the Board, Chief Executive Officer (Principal Executive Officer)

/s/ Robert Bertolini Robert Bertolini	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Steven H. Koehler Steven H. Koehler	Vice President and Controller (Principal Accounting Officer)

/s/ Hans W. Becherer Hans W. Becherer	Director

/s/ Thomas J. Colligan Thomas J. Colligan	Director

Signature	Title

/s/ C. Robert Kidder C. Robert Kidder	Director

/s/ Philip Leder, M.D. Philip Leder, M.D.	Director

/s/ Eugene R. McGrath Eugene R. McGrath	Director

/s/ Carl E. Mundy, Jr. Carl E. Mundy, Jr.	Director

/s/ Patricia F. Russo Patricia F. Russo	Director

/s/ Kathryn C. Turner Kathryn C. Turner	Director

/s/ Robert F. W. van Oordt Robert F. W. van Oordt	Director

/s/ Arthur F. Weinbach Arthur F. Weinbach	Director

Pursuant to the requirements of the Securities Act of 1933, the administrator of the Schering-Plough Employees’ Savings Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Kenilworth, State of New Jersey, on May 19, 2006.

SCHERING-PLOUGH EMPLOYEES’ SAVINGS PLAN

By:	/s/ Vincent Sweeney

Name:	Vincent Sweeney
Title:	Plan Administrator, Schering-Plough Employees’ Savings Plan

EXHIBIT INDEX
Exhibit Number            Description

4.1	Schering-Plough Corporation Directors Compensation Plan (incorporated by reference to Exhibit J to the Registrant’s 2006 Proxy Statement on Schedule 14A filed with the Commission on March 22, 2006)

4.2	Schering-Plough Corporation 2006 Stock Incentive Plan (incorporated by reference to Exhibit K to the Registrant’s 2006 Proxy Statement on Schedule 14A filed with the Commission on March 22, 2006)

4.3	Schering-Plough Employees’ Savings Plan (as amended and restated)

5	Opinion of Susan Ellen Wolf, Esq. as to the legality of the securities being registered

15	Letter of Deloitte & Touche LLP regarding unaudited interim financial information

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Susan Ellen Wolf, Esq. (included in Exhibit 5)

24	Powers of Attorney (included as part of the signature pages)